CITRINCOOPERMAN
Attest & Assurance | Tax Compliance & Research | Specialty & Consulting

December 23, 2014

Mr. Gary Herman, Chief Executive Officer
Tumbleweed Holdings, Inc.
720 Fifth Avenue, 10th Floor
New York, New York 10019

Dear Mr. Herman:

This is to inform you that Citrin Cooperman & Company, LLP ("Citrin Cooperman") has made a decision to resign as Tumbleweed Holdings, Inc.'s ("Tumbleweed" or the "Company") independent registered public accounting firm.

On November 24, 2014, the Board of Directors (the "Board") of Tumbleweed engaged Citrin Cooperman as the Company's independent registered public accounting firm for the year ending June 30, 2015. Citrin Cooperman commenced but did not complete a review of the Company's September 30, 2014 financial statements. It has come to Citrin Cooperman's attention that the Company filed its Form 10-Q as of and for the three months ended September 30, 2014 on December 15, 2014. This Quarterly Report on Form 10-Q contained interim financial statements that have not been reviewed by Citrin Cooperman; as such, the filing is incomplete. Therefore, no reliance should be made with respect to this interim report.

Please forward to the undersigned a copy of the draft of Tumbleweed's required Form 8-K filing with respect to these two events (Item 4.01 Changes in Registrant's Certifying Accountant and Item 4.02(b) Non Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review) as soon as possible. We are required to furnish you a letter addressed to the Commission stating whether we agree or disagree with the statements made by you in the Form 8-K filing, which is to be included as an exhibit to the filing.

Very truly yours,

CITRIN COOPERMAN & COMPANY, LLP

Joseph Puglisi, CPA
Partner

cc: Seth Lukash, Interim Chief Financial Officer, Tumbleweed Holdings, Inc.
Patricia A. Cummings, Partner, Citrin Cooperman & Company, LLP
Mark Schniebolk, Partner, Citrin Cooperman & Company, LLP